Exhibit 99.1

For Immediate Release

Ali Group Completes Acquisition of Welbilt

CHICAGO and NEW PORT RICHEY, Fla. – JULY 29, 2022 – Ali Holding S.r.l. (“Ali Group”), one of the largest and most diversified global leaders in the foodservice equipment industry, today announced that it has completed its previously announced acquisition of Welbilt, Inc.

“The completion of this transaction is an important milestone in Ali Group’s history and marks the beginning of our next chapter of growth,” said Filippo Berti, Ali Group Chairman and Chief Executive Officer. “Welbilt brings to Ali Group a rich heritage, talented team and an expansive portfolio of industry-leading foodservice solutions. With greater scale, an enhanced worldwide footprint and a highly complementary and comprehensive portfolio of premier brands across the entire foodservice value chain, we are well positioned to capitalize on the significant growth opportunities ahead. We are excited to welcome the talented Welbilt team to the Ali Group family and look forward to leveraging our strong global presence as we build on our culture of quality and innovation.”

With the completion of the transaction, Welbilt’s common stock has ceased trading as of the close of trading on July 28, 2022 and is no longer listed on the New York Stock Exchange.

Goldman Sachs & Co. LLC served as Ali Group’s exclusive financial advisor, with financing provided by Goldman Sachs International and Mediobanca. Alston & Bird served as legal and regulatory advisor. White & Case provided legal assistance on banking matters.

About Ali Group

Founded in 1963, Ali Group is an Italian corporation with headquarters located in Milan, Italy, and North American operations based in Chicago, Illinois. Through its subsidiaries, the company designs, manufactures, markets and services a broad line of commercial and institutional foodservice equipment used by major restaurant and hotel chains, independent restaurants, hospitals, schools, airports, correctional institutions and canteens.

Ali Group and its 95 global brands employ approximately 14,000 people in 34 countries and, in terms of sales, is one of the world’s largest and most diversified global leaders in the foodservice equipment industry. It has 75 manufacturing facilities in 17 countries and sales and service subsidiaries throughout Europe, North America, South America, the Middle East and Asia Pacific.

For more information on Ali Group products and services, visit www.aligroup.com.

Ali Group Contacts

Ryan Blackman

Ali Group

Director of Marketing and Communications

(847) 215-5090

rblackman@aligroup.com

Matthew Sherman / Andrew Siegel / Tanner Kaufman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

tkaufman@joelefrank.com